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[The following is a script of prepared remarks delivered during a conference call held by NetLogic Microsystems, Inc. on July 29, 2009 for investors and industry analysts.]

Operator

Good afternoon and welcome to the NetLogic Microsystems second quarter 2009 financial results conference call. Leading the call today are Ron Jankov, President and Chief Executive Officer and Mike Tate, Vice President and Chief Financial Officer. My name is                      and I will be your coordinator today. [Operator Instructions]. I would like to turn the call over to Leslie Green, Investor Relations for NetLogic Microsystems.

Leslie Green

Thank you,                     , and good afternoon everyone. Please note that our second quarter 2009 results were disseminated by Business Wire after market close today, and a copy of the release can be downloaded from our website at www.netlogicmicro.com.

Before we get started with our financial results for the second quarter, I’d like to point out that during the course of this conference call, we will be making forward-looking statements that are based on certain assumptions and expectations of future events that are subject to a number of risks and uncertainties, and actual results may differ materially. For a discussion of such risks and uncertainties, please see today’s earnings release, the risk factors in our Form 10-K filed on March 4, 2009, and Form 10-Q filed on May 5, as well as other reports the company files from time to time with the SEC. Additionally, we will be making specific forward-looking statements and financial guidance regarding our third quarter 2009 operating results. The guidance given is based on an estimated merger date with RMI Corporation on August 31, 2009 and projections provided to us from RMI Corporation. However, this merger date is still subject to regulatory and shareholder approvals and accordingly may change.

All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to publicly update forward-looking statements for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Also on the call we’ll be making reference to non-GAAP financial measures. A reconciliation of non-GAAP to GAAP financial information is in today’s earnings release. The reconciling items between GAAP and non-GAAP are stock-based compensation, amortization of intangible assets, , acquisition-related costs and interest income on a bridge loan to RMI Corporation. These items have been removed from the cost of revenue, operating expenses, interest income and income taxes for non-GAAP reporting.

I will now turn the call over to Mike to discuss our second quarter 2009 results. Mike.

Mike Tate – Chief Financial Officer

Thank you, Leslie. Good afternoon everyone. Today we reported that revenue for the second quarter of 2009 was $32.5 million, which compares favorably to our previous guidance of $32 million and represents a sequential increase of 7%.

Revenue from Cisco Systems, our largest customer, was $11.1 million or 34% of our total revenue compared with $9.7 million or 32% of our total revenue for Q1 2009. Revenues from Cisco grew nicely given stabilization in the enterprise markets coupled with revenues from new programs that are in the initial ramp phase. Revenues from Alcatel-Lucent were $5.3 million or 16% of revenue in Q2 as compared with 16% of revenues in Q1. The growth in revenues from Alcatel reflects continued positive contribution from worldwide 3G wireless and IPTV wireline ramps. Revenues from Huawei were 10% of revenues compared to 13% of revenues in Q1. We did not have any other customers above 10% of our revenues in the second quarter.

Our non-GAAP gross margins for the second quarter were 66.7%, which excludes stock-based compensation expense and the amortization of intangible assets. There is a complete reconciliation between GAAP and non-GAAP gross margins in today’s earnings release. Our 66.7% compared favorably to our guided gross margins of 66% and was largely driven by favorable product mix during the quarter.

Q2 GAAP operating expenses were $22.8 million, which included $5.8 million of stock-based compensation, $1.3 million in acquisition related costs for acquisition of assets related to the IDT network search engine’s business, IDT and the proposed acquisition of RMI and $300 thousand for the amortization of intangible assets. This compares with GAAP operating expenses of $19.0 million for the first quarter of 2009, which included approximately $4.1 million for stock-based compensation and $300,000 for the amortization of intangible assets.

Total Non-GAAP operating expenses for Q2 were $15.3 million compared with $14.5 million for Q1 2009, which was in line with our previous guidance, with the growth being largely attributable to increased product development and tape-out related expenses.

Non-GAAP R&D expenses were $10.7 million for Q2 as compared with $10.0 million for Q1 2009. Non-GAAP SG&A expenses were $4.6 million for Q2 as compared with $4.5 million for Q1 2009.

Q2 interest and other income was approximately $250 thousand on a GAAP basis. Our Non-GAAP interest and other income excludes $125 thousand related to interest recognized on a $15 million bridge loan we provided RMI in June.

During the quarter our Q2 tax provision was a benefit of $1.9 million, which was due to a better than expected mix of our foreign and domestic book income and losses.

On a GAAP basis, our Q2 net loss was $2.2 million or $0.10 per diluted share, compared with a net loss of $3.9 million or $0.18 per share for Q1 2009. Non-GAAP net income for Q2 was $8.4 million or $0.35 per share compared with $6.7 million or $0.29 per share for Q1 2009.

We had fully diluted shares of 22 million on a GAAP basis, and 24.1 million on a non-GAAP basis.

With respect to the balance sheet, cash, cash equivalents and investments decreased slightly $600 thousand in Q2 to end the quarter at $88.3 million compared with the $88.9 million at end of the prior quarter. The decline in cash reflects the $15 million bridge loan we issued to RMI. Excluding this note we had another strong quarter of positive cash flows with over $11 million in operating cash flows in Q2.

Our accounts receivable was $8.0 million and represented 22 days. The low DSOs were the result of favorable sales linearity coupled with strong collections. Our ongoing target DSOs remains at 35 days.

Second quarter net inventory decreased by $1.2 million and was at $9.7 million compared with $10.9 million at the end of Q1 2009.

This concludes my review of the quarterly results. And now I would like to turn the call over to Ron.

Ron Jankov—NetLogic Microsystems—President and CEO

Thank you, Mike.

This is a great time for NetLogic Microsystems. Our results in the second quarter came in ahead of our expectations as we are seeing improving demand for our products across our end markets, including enterprise and 10 Gigabit Ethernet as well as continued momentum in the wireless and wireline infrastructure markets. Further, the second quarter was another very strong quarter of design wins, with emphasis on our most advanced solutions designed in 55 nanometer technology. We also won a key Tier 1 design win with our newest 3rd generation 20 Gigabit NETL7 product, which was announced in April. We are excited by the strength of our business and the positive product cycle that we are entering, and we believe that our successful acquisition of IP and other assets related to IDT’s network search engine business and our pending merger with RMI positions us for a significant expansion of our business potential over the next several years.

One of the most visible drivers of our business in 2009 and beyond is the worldwide upgrade to wireless and wireline converged IP networks. Although there are many reports of cap ex spending cuts by carriers, we believe the more aggressive cuts are related to legacy equipment where we have little to no exposure and that carrier investments in converged networks are continuing to increase in order to support the growing data and video traffic over mobile wireless networks and IPTV broadband. In particular, we are seeing strong growth in the worldwide upgrade and expansion of 3G mobile wireless telecommunications infrastructure capacity and are seeing positive indicators that this build-out will continue for several years as the rapid adoption of smart phones and the proliferation of bandwidth-intensive applications for these devices puts a strain on network capacity and impacts the consumer experience. Further, a number of wireless operators have recently committed to deploying 4G Long Term Evolution networks in the next two years, including Verizon Wireless, MetroPCS and U.S. Cellular in the United States; NTT-DOCOMO and KDDI in Japan; TeliaSonera, Tele2 and Telenor in Europe; and China Mobile. The development of 4G networks is particularly exciting because the use of knowledge-based processors to achieve the desired performance levels continues to increase significantly, even from the currently content-heavy 3G networks. This is very positive for NetLogic as we have broad-based exposure to both the 3G and 4G build-out through nearly every major OEM, including Alcatel-Lucent, Cisco, Datang, Ericsson, Fujitsu, Huawei, Juniper, NEC, Nokia-Siemens, Tellabs and ZTE among others and expect to see a prolonged revenue growth cycle from this market.

For example, Cisco’s XR12000 high-end carrier-class edge router is ramping up for us in Q3, and will use 12 of our newest 55 nanometer devices per line card. Alcatel-Lucent has also continued to be strong for us, even in the typically weaker summer months, as a result of strength in both worldwide 3G and IPTV infrastructure. And as we look into the second half of the year, we also expect to receive material revenue from Ericsson and ZTE for the first time as their routers utilizing our knowledge based processors will launch in Q3. We also expect Nokia-Siemens and Tellabs to contribute to our revenue growth in 2010.

Similarly, the increase in rich media content is driving the worldwide wireline market build-out as cable and IPTV providers compete for triple-play customers. In the second quarter, we experienced increased demand from customers in this market, such as AlaxalA, Alcatel-Lucent and Arris, and our backlog and customers’ forecast indicates continued growth in the second half of 2009.

Turning to enterprise, while we maintain a conservative outlook for this market in 2009, we are seeing positive indicators that the weakened demand and inventory digestion that has affected enterprise over the last several quarters has shown improvement. Our revenues from Cisco were up in the second quarter and are expected to further improve in Q3 as a result of new design launches in mainstream switching. Further, we continue to see strong design activity at Cisco as we closed on 5 more new design wins during the quarter indicating that our most valuable products will be heavily represented in the development of next-generation equipment. Also we are expecting to see growth in our enterprise revenues from Brocade in the third quarter, both as a result of its expanded distribution channel that leverages IBM’s sales force as well as a result of its architecture that uses a higher content of knowledge-based processors as a differentiator to bring higher levels of Layer 4 processing to the enterprise segment.

In the entry-level desktop switching market more and more equipment now utilizes knowledge-based processors to accommodate high-quality video and the additional functionality of IP phones. In the second quarter, our initial NETLite design wins continued to ramp at several customers and we expect more programs to reach volume production in the latter half of the year, including those from the larger desktop switching OEMs. Based on our collaboration with these leading OEMs, we were pleased to announce last month the availability of our NL33100 NETLite processor family that supports the deployment of next-generation IP-converged networks, including IPv6 routing, protocol tunneling, virtual private LAN services and voice-over IP management. This new product family delivers double the performance and IPv6 database density providing the cost point, feature set and low-power consumption required by customers to address the growing need for advanced functionality in high-volume entry-level enterprise switches and routers. Our design wins for our NETLite knowledge-based processor family continue to gain momentum as we closed on 5 new designs during the quarter, indicating that the long-term potential for this market is exciting and building.

Turning to our physical layer solutions, we continue to experience very strong interest in our suite of advanced products that address a critical bottleneck in carrier core, metro and data center networks as a result of the proliferation of video and virtualization applications. We recently began sampling the industry’s first single-die quad-port 10 Gigabit Ethernet PHY devices, which are manufactured in the advanced 40nm process to deliver the highest performance and lowest power consumption for next-generation networking and communications equipment. Also, the customer response to our NLP10000, the industry’s first 100 Gigabit Ethernet PHY solution, has been very positive. This solution is also manufactured in TSMC’s advanced 40nm process and offers customers unprecedented scalability for data-center, metro and long haul applications. We believe that we are the only company to offer 100 Gigabit-capable PHY silicon, demonstrating our commitment to leading-edge innovation and superior execution of our technology roadmap. We currently have backlog for the NLP10000 from a number of Tier One OEMs and are engaged with many additional companies.

Turning to Layer 7, we are very pleased by the strong response that we are receiving for our newest NLS2008 knowledge-based processor, which is the industry’s first processor capable of deterministically performing Layer 7 content aware processing functions at over 100-Gigabits per second. This chip, which was announced in April, is already generating backlog with Tier One vendors, highlighting the critical need for more intelligently managed network utilization and security. The breakthrough in performance of this device allows for our Layer 7 technology to be designed directly on the data plane of switch and router line cards and will be able to deterministically inspect every bit of every packet at wire speed. The data plane design opportunities represent a significant step up in volume versus today’s Layer 7 designs on the control plane.

Also, we were very excited that our NETL7 Layer 7 knowledge-based processors were used by the leading supplier of SMB firewall equipment to enable the additional functionality of intrusion prevention, malware detection, anti-virus/anti-spam and application identification, all at wire speed. This new model won best-of-show at InterOp Las Vegas in May 2009 as well as at the recent InterOp in Japan. This product is stated to have 20 times the intrusion prevention performance of currently available competitive products. The single-chip NETL7 processor used in this application provides for higher performance unified threat management and intrusion prevention services for high-performance security, routing and switching services, targeted at distributed enterprise environments.

Before closing, I’d like to give you an update on our plans to merge with RMI, which we expect to occur later this quarter. First, the logistics of the merger are proceeding as planned and going smoothly. Second and most importantly, customer response is very strong and significantly exceeds our expectations prior to the merger announcement. Current customers of RMI are excited about the potential enhanced manufacturing support and financial strength of the combined company. As well, many of our customers that are hesitant to design with private companies have shown strong interest in designing with RMI products, to take advantage of their industry-leading performance, assuming the successful conclusion of the merger. It appears that the industry is primed for a major move to the use of multi-core processors.

Similar to the growth drivers that are opening up new opportunities for our knowledge-based processor and high performance physical layer products, the ever-increasing bandwidth and complexity of today’s IP traffic, coupled with the rapidly evolving technological requirements of these services, are causing a shift in the data plane processing market from the use of single-core processors to highly programmable multi-core processors. The nature of packet processing, involving a steady flow of unique packet information, aligns almost perfectly with the parallel processing capability of multi-core processors. Equipment manufacturers have been investigating and designing their next-generation converged IP applications to take advantage of the dramatic performance and functionality offered by multi-core processors. Following this investment cycle, which began a few years ago, we believe the ramp of multi-core processors is poised for very strong growth as they begin to be deployed in the advanced 3G/4G wireless, IPTV, security and storage markets.

Going forward, networking and communications performance requirements are increasing so rapidly that customers need even more performance than that offered by current multi-core processors. To address the increasing complexity and bandwidth requirements, RMI’s currently ramping XLR processor uniquely offers four-way multi-threading, an advanced processing technique that provides a breakthrough increase in throughput while also lowering power consumption. This technology, coupled with XLR’s superpipelined 1.5 GHz core, which is 50% faster than competing multi-core products, gives RMI a dramatic performance advantage in packet processing. This has allowed RMI to garner a very large percentage of design wins in the most performance demanding applications, such as Layer 7 content processing and 3G/4G base stations, network controllers and media gateways. RMI is at the very beginning of this cycle as most of the design wins in these areas have not yet ramped to volume production.

Further, we were pleased to participate in the launch event for RMI’s newest XLP platform, which was very well attended, particularly by high-level representatives of many Tier One customers as well as a host of ecosystem partners. As a testament to RMI’s commitment to innovation, the XLP product family will feature the highest performance and power efficiency of any competitive product on the market and is ideally suited for advanced network packet processing environments such as security, storage and wireless infrastructure where the multi-core, multi-threaded architecture is extremely beneficial. The XLP processor is designed on TSMC’s 40 nanometer node, offering tremendous benefits over available and announced competitive solutions.

In closing, this is an exciting time for us. Our knowledge-based processors and physical layer products are addressing a critical need in managing increasingly bandwidth-intensive and complex IP network traffic, enabling us to outperform the general semiconductor market. Also, our advanced Layer 7 products are receiving tremendous design activity as our customers develop new equipment that can intelligently manage network utilization and enhance network security. Further, the early transition of our product line to the 55 nanometer process node has been very successful with strong yield performance and rapid customer adoption, allowing us to achieve unprecedented design win success and strong gross margins in key markets that will ramp over the next many years. Our continued focus on technology leadership, coupled with our expanding TAM and customer diversification, give us confidence in our ability to achieve healthy growth in our business in 2009 and beyond. Further, our pending merger with RMI significantly enhances our business potential and creates additional value for our customers, employees and shareholders.

At this point I will turn the call back over to Mike to discuss guidance for the third quarter. Then we’ll open up the call for your questions. Mike?

Mike Tate – NetLogic Microsystems – CFO

Thanks, Ron.

Our guidance for Q3 will include the effects of both the acquisition of IDT’s network search engine business as well as the pending merger with RMI Corporation. Our acquisition of assets related to IDT’s network search engine business closed on July 17 th and our guidance reflects a partial quarter. We expect our merger with RMI Corporation to close around August 31st. The RMI merger is still subject to our shareholder’s and regulatory approval so this date could change. Today’s guidance assumes an August 31st close.

As we look into Q3, we are encouraged by the broad strength of our business across the enterprise, wireless, wireline and 10 Gigabit markets. We believe our customers’ inventory is at reasonable levels and revenue growth is being driven by new design ramps and positive market trends. Based on these factors, we believe our Q3 revenues, excluding contributions from any sale of products acquired in the IDT and RMI transactions, will grow approximately 8% from Q2 to $35.0 million. We expect the revenues from the products acquired in the IDT network search engine business transaction to contribute approximately $4.2 million in additional revenue, and that the RMI business will contribute approximately $6.8 million in additional revenue for the month of September. Combined, we expect our revenue to total approximately $46 million for Q3. The estimated revenues for both IDT and RMI do not include estimated sell through of inventory held at their distributors on the close date of the transactions. Under purchase accounting, we will not be able to recognize such revenue. Therefore, the numbers do not reflect the true run rates of these businesses. We expect the accounting for the distribution sell through to have a nominal effect in Q4, so we expect the revenues to approximate full run rates for both acquisitions in Q4.

The guidance for the NetLogic revenues reflects full backlog coverage plus an expectation for some additional rescheduling of backlog into Q4.

We expect combined non-GAAP gross margins to be approximately 66.0%.

We expect non-GAAP operating expenses to increase to approximately $21.1 million, non-GAAP R&D expenses to be approximately $14.6 million, and non-GAAP SG&A to be approximately $6.5 million.

On July 17th we borrowed on our new $55 million debt facility to fund the purchase of assets related to IDT’s network search engine business. With the outstanding debt, we estimate interest expense of approximately $600 thousand in Q3.

We expect our tax provision to be near $0 in Q3.

We expect non-GAAP EPS for the third quarter to be $0.32 per share.

Given the complexity of the purchase accounting surrounding our two acquisitions, as well as the timing of the RMI merger, we are not in a position to provide guidance on a number of our GAAP income statement items. Our Q3 non-GAAP earnings do not include stock based compensation, amortization of intangible assets, fair value adjustments for inventory, interest income on our bridge loan to RMI, payroll taxes on certain equity awards to the RMI employees and further costs to be incurred for acquiring and integrating assets and operations related to the IDT and RMI transactions.

We expect our GAAP share count to be approximately 24.4 million which includes an estimated 2.2 million shares for the RMI merger, and the non-GAAP share count to be approximately 27.2 million in Q3 which includes an estimated 2.6 million shares for the RMI merger and related RMI employee equity awards. The RMI related shares are weighted to assume an August 31st merger date and being outstanding for one third of the quarter.

This concludes our prepared remarks for the call. And now we’re happy to take questions. Operator?

Ron Jankov—NetLogic Microsystems—President and CEO

Thank you. And thanks to everyone for joining us today. During the third quarter, we will be presenting at several conferences around the country. We thank you for your continued interest in NetLogic Microsystems and we look forward to speaking with you in the near future.

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Additional Information and Where You Can Find It

Additional information relating to NetLogic’s proposal to issue shares of common stock in connection with its proposed acquisition of RMI is included in the preliminary proxy statement and will be included in NetLogic’s definitive proxy statement when it becomes available. INVESTORS AND SECURITY HOLDERS OF NETLOGIC ARE STRONGLY URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NETLOGIC, RMI AND THE PROPOSED TRANSACTION. The preliminary proxy statement, the definitive proxy statement (when it becomes available) and any other documents filed by NetLogic with the SEC may be obtained free of charge at the SEC’s web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by NetLogic on the “Investor Information” pages of our website at http://www.netlogicmicro.com, or by contacting Roland Cortes at (650) 961-6676. Investors and security holders should read the proxy statement and the other relevant materials when they become available before making any voting or other decision with respect to the proposed transaction.

Participants in the Solicitation

NetLogic and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from NetLogic’s stockholders in connection with the proposed transaction. Information regarding our directors’ and officers’ beneficial ownership of NetLogic common stock is included in the preliminary proxy statement and will be included in the definitive proxy statement when it becomes available. Additional information concerning our directors and executive officers can be found in our most recent Annual Report on Form 10-K filed with the SEC on March 4, 2009. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and at NetLogic Microsystems’ website at http://www.netlogicmicro.com, or by contacting Roland Cortes at (650) 961-6676.